Exhibit 23

KPMG LLP
Suite 1100, Independent Square
One Independent Drive
Jacksonville, FL 32201-0190

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Florida East Coast Industries, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Florida East Coast Industries, Inc. of our report dated June 23, 2006, with respect to the statements of net assets available for benefits of Florida East Coast Industries, Inc. Salary Deferral Plan as of December 31, 2005 and 2004, and the related statement of changes in net assets available for benefits for the year ended December 31, 2005, and all related financial statement schedules, which appear in Form 11K of Florida East Coast Industries, Inc. Salary Deferral Plan.

KPMG LLP

June 23, 2006

Jacksonville, Florida

Certified Public Accountants

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.